Exhibit 99.1

Scripps reports third-quarter 2019 results
(Note: During 2019, we acquired eight television stations being divested in the Nexstar/Tribune merger on Sept. 19, 15 television stations from Cordillera on May 1, and three stations from Gray/Raycom on Jan. 1. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though all of those station acquisitions had closed on Jan. 1, 2018.)

Nov. 8, 2019

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the third quarter of 2019. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the third quarter of 2018.

Total revenue was $350 million compared to $303 million in the third-quarter 2018.

Loss from continuing operations attributable to Scripps was $21.9 million or 27 cents per share. Pre-tax costs for the current quarter included $16.7 million of acquisition and related integration costs that increased the loss by $12.6 million, net of taxes, or 16 cents per share. In the prior-year quarter, income from continuing operations was $20 million or 24 cents per share.

Business highlights

•	Scripps has delivered financial results that have met or exceeded expectations for the last eight consecutive quarters.

•
On Sept. 19, Scripps closed on the acquisition of eight television stations in seven markets being divested by Nexstar Media Group in its transaction with Tribune Media. The acquisitions Scripps completed in 2019 make it the fourth-largest independent local broadcaster, with 60 stations in 42 markets reaching 31% of U.S. TV households and bolstering the company’s economic durability.

•	Local Media division core advertising revenue, on an adjusted combined basis, rose nearly 4% in the third quarter over Q3 2018.

•	National Media division revenue increased 36% to $97.2 million, and segment profit increased 85%, both beating expectations.

•
Revenue for podcast industry leader Stitcher was up more than 40%, driven by its owned-and-operated podcasts, including “Conan O’Brien Needs A Friend” and “Getting Curious with Jonathan Van Ness” of the Netflix series “Queer Eye.” In mid-October, Stitcher also launched a new O&O show, “Office Ladies”, featuring two popular stars of the hit TV sitcom “The Office.” It is already a top 10 podcast.

•
The newest Katz network, Court TV, went live on former Tribune television stations’ multicast channels in late October and is now reaching 90% of U.S. T.V. households. Audiences have responded so enthusiastically to the relaunch of Court TV that, in September, Katz also rebranded its network Escape to Court TV Mystery, with a focus on true-crime programming.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“The third quarter marked the eighth consecutive reporting period in which Scripps has delivered financial results across the company that met or beat expectations, further evidence we are committed to executing our plan to deliver on our operating results while fueling long-term value creation.

“The closing of the Nexstar-Tribune station acquisitions in September was an important milestone as we further reposition Scripps to be a bigger, stronger and more durable company - strengthening our Local Media portfolio to best capture the opportunities coming to us in 2020 while providing excellent return on invested capital.

“In our National Media businesses, we continue to deliver record revenue performance across our businesses, fueled by modest short-term investments that will generate significant long-term value. Our businesses are riding high on a wave of growth in some of the most important emerging media marketplaces, including digital audio and podcasting and over-the-top and over-the-air television. Our strategies to capitalize on the media consumers’ changing habits are a complement to our robust local broadcast business while also creating new shareholder value.

“2020 is just on the horizon, bringing the reset of contracts covering about half of our subscriber households and the opportunity to leverage our exceedingly well-positioned political advertising footprint for next year’s presidential election. Combined with the moves we have made to improve the operating profile of our company, we expect Scripps to generate significantly higher free cash flow in 2020 than we otherwise would have expected.”

Third-quarter operating results
Revenue was $350 million, an increase of 16% or $47.1 million from the prior-year quarter. That includes revenue from Triton, acquired Nov. 30, 2018, of $10 million, and revenues from the television stations acquired from Gray Television/Raycom Media, effective Jan. 1; from Cordillera Communications on May 1; and from the Nexstar transaction with Tribune on Sept. 19, totaling $55.3 million.

Costs and expenses for segments, shared services and corporate were $310 million, up from $246 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and continued investment in programming at the Katz networks and Stitcher.

Third-quarter 2019 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $252 million, up 9.4% from the prior-year quarter.

Retransmission revenue increased 21% to $95.2 million.

Core advertising revenue increased 36% to $148 million, mainly due to the impact of the television stations acquired from Gray/Raycom, Cordillera and Nexstar/Tribune. Third-quarter political revenues were $5 million during this non-election year.

Total segment expenses increased 24% to $203 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Gray/Raycom, Cordillera and Nexstar/Tribune.

Segment profit was $49.7 million, compared to $67.4 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2018. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $305 million, down 12% from the prior-year quarter. Political advertising revenue was $56.7 million in the third quarter of 2018.

Core advertising rose 3.6%, retransmission revenue increased 1.3% and other revenue was up 4.8%.

Total segment expenses on an adjusted combined basis were held flat at $256 million.

Adjusted combined segment profit was $49.1 million, compared to $92 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $97.2 million, up from $71.8 million in the prior-year period.

Expenses for National Media were $92 million, up from $68.9 million in the prior-year period. The increase was driven by the acquisition of Triton, which was completed in the fourth quarter of 2018, as well as investments in Court TV at the Katz networks, Stitcher and Newsy.

Segment profit was $5.3 million, compared to $2.8 million in the 2018 quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $86.5 million while total debt was $1.98 billion.

No shares were repurchased during the third quarter of 2019. The company share repurchase program has been suspended while it pays down debt. The company made dividend payments totaling $12 million during the first nine months of 2019.

Year-to-date operating results
The following comparisons are for the period ending Sept. 30, 2019:

In 2019, revenue was $979 million, which compares to revenue of $840 million in 2018. The 2019 period includes revenue from Triton, acquired Nov. 30, 2018, of $30.4 million, and revenues from the television stations acquired from Gray Television/Raycom Media, effective Jan. 1; from Cordillera Communications on May 1; and from Nexstar/Tribune on Sept. 19, totaling $92.2 million.

Costs and expenses for segments, shared services and corporate were $871 million, up from $724 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and investment in programming at the Katz networks and Stitcher.

Loss from continuing operations attributable to Scripps was $29.1 million or 36 cents per share. Pre-tax costs for 2019 included $23 million of acquisition and related integration costs and $1.9 million of restructuring charges that increased the loss by $18.7 million, net of taxes, or 23 cents per share. In the prior-year period, income from continuing operations attributable to Scripps was $20.8 million or 25 cents per share. Pre-tax activity in the 2018 period included $7 million of restructuring costs.

Looking ahead
Comparisons are to the same periods of 2018.

Fourth-quarter 2019
Local Media revenue (pro forma)	Down low 20% range
Retransmission revenue (pro forma)	Up low-single-digit percentage
Local Media expense (pro forma)	Down mid-single-digit percentage
National Media revenue	Between $100 million-$105 million
National Media expense	High $90 million range
Shared services and corporate	About $14 million
Interest expense	About $28 million
Pension expense	About $2 million
Capex (excluding repack)	About $10 million
Depreciation	About $12 million
Amortization	About $12 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1092 (U.S.) or (612) 288-0329 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11:30 a.m. Eastern time Nov. 8 until 11:59 p.m. Nov. 15. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 473072.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and

Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018

Operating revenues	$349,777	$302,726	$979,435	$840,312
Segment, shared services and corporate expenses	(310,286)	(246,109)	(871,123)	(724,264)
Acquisition and related integration costs	(16,736)	(332)	(23,004)	(332)
Restructuring costs	(27)	(863)	(1,922)	(7,000)
Depreciation and amortization of intangible assets	(22,241)	(15,598)	(60,270)	(46,400)
Gains (losses), net on disposal of property and equipment	11	501	(306)	(150)
Operating expenses	(349,279)	(262,401)	(956,625)	(778,146)
Operating income	498	40,325	22,810	62,166
Interest expense	(26,537)	(9,003)	(53,476)	(27,041)
Defined benefit pension plan expense	(2,071)	(3,529)	(5,207)	(6,306)
Miscellaneous, net	2,042	(546)	1,611	(535)
Income (loss) from continuing operations before income taxes	(26,068)	27,247	(34,262)	28,284
(Provision) benefit for income taxes	4,305	(7,208)	5,319	(8,160)
Income (loss) from continuing operations, net of tax	(21,763)	20,039	(28,943)	20,124
Loss from discontinued operations, net of tax	—	(908)	—	(22,354)
Net income (loss)	(21,763)	19,131	(28,943)	(2,230)
Income (loss) attributable to noncontrolling interest	166	—	166	(632)
Net income (loss) attributable to shareholders of The E.W. Scripps Company	$(21,929)	$19,131	$(29,109)	$(1,598)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.27)	$0.24	$(0.36)	$0.25
Loss from discontinued operations	—	(0.01)	—	(0.27)
Income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.27)	$0.23	$(0.36)	$(0.02)

Weighted average diluted shares outstanding	80,877	82,084	80,791	82,097
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of eighteen ABC affiliates, eleven NBC affiliates, nine CBS affiliates, four FOX affiliates, two MyNetworkTV affiliates, five CW affiliates, two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as YouTubeTV, DirectTV Now and Sony Vue.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Stitcher and its advertising network Midroll Media (Midroll), Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Local Media	$252,392	$230,734	9.4%	$692,494	$636,041	8.9%
National Media	97,205	71,761	35.5%	283,028	200,708	41.0%
Other	180	231	(22.1)%	3,913	3,563	9.8%
Total operating revenues	$349,777	$302,726	15.5%	$979,435	$840,312	16.6%

Segment profit (loss):
Local Media	$49,678	$67,416	(26.3)%	$138,180	$152,403	(9.3)%
National Media	5,250	2,838	85.0%	16,764	6,910
Other	(1,270)	(1,267)	0.2%	(3,188)	(3,161)	0.9%
Shared services and corporate	(14,167)	(12,370)	14.5%	(43,444)	(40,104)	8.3%
Acquisition and related integration costs	(16,736)	(332)		(23,004)	(332)
Restructuring costs	(27)	(863)		(1,922)	(7,000)
Depreciation and amortization of intangible assets	(22,241)	(15,598)		(60,270)	(46,400)
Gains (losses), net on disposal of property and equipment	11	501		(306)	(150)
Interest expense	(26,537)	(9,003)		(53,476)	(27,041)
Defined benefit pension plan expense	(2,071)	(3,529)		(5,207)	(6,306)
Miscellaneous, net	2,042	(546)		1,611	(535)
Income (loss) from continuing operations before income taxes	$(26,068)	$27,247		$(34,262)	$28,284

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$148,209	$108,925	36.1%	$401,351	$346,250	15.9%
Political	5,038	40,018		8,033	57,484
Retransmission	95,174	78,759	20.8%	272,015	223,556	21.7%
Other	3,971	3,032	31.0%	11,095	8,751	26.8%
Total operating revenues	252,392	230,734	9.4%	692,494	636,041	8.9%
Segment costs and expenses:
Employee compensation and benefits	91,967	70,862	29.8%	249,668	216,432	15.4%
Programming	70,351	57,156	23.1%	192,824	163,644	17.8%
Other expenses	40,396	35,300	14.4%	111,822	103,562	8.0%
Total costs and expenses	202,714	163,318	24.1%	554,314	483,638	14.6%
Segment profit	$49,678	$67,416	(26.3)%	$138,180	$152,403	(9.3)%
Operating results for our National Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Katz	$55,546	$46,537	19.4%	$162,446	$136,184	19.3%
Stitcher	18,937	13,392	41.4%	51,108	34,347	48.8%
Newsy	9,945	5,681	75.1%	29,718	15,344	93.7%
Triton	10,031	—		30,395	—
Other	2,746	6,151	(55.4)%	9,361	14,833	(36.9)%
Total operating revenues	97,205	71,761	35.5%	283,028	200,708	41.0%
Segment costs and expenses:
Employee compensation and benefits	22,185	14,852	49.4%	64,219	41,246	55.7%
Programming	43,646	33,676	29.6%	122,178	94,978	28.6%
Other expenses	26,124	20,395	28.1%	79,867	57,574	38.7%
Total costs and expenses	91,955	68,923	33.4%	266,264	193,798	37.4%
Segment profit	$5,250	$2,838	85.0%	$16,764	$6,910

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2019	As of December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$86,507	$107,114
Other current assets	447,735	363,903
Total current assets	534,242	471,017
Investments	8,395	7,162
Property and equipment	375,942	237,927
Operating lease right-of-use assets	128,117	—
Goodwill	1,323,312	834,013
Other intangible assets	1,021,025	478,953
Programming (less current portion)	89,799	75,333
Deferred income taxes	8,457	9,141
Miscellaneous	17,202	16,515
TOTAL ASSETS	$3,506,491	$2,130,061

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,295	$26,919
Unearned revenue	8,948	11,459
Current portion of long-term debt	10,650	3,000
Accrued expenses and other current liabilities	181,355	156,681
Total current liabilities	244,248	198,059
Long-term debt (less current portion)	1,925,566	685,764
Other liabilities (less current portion)	442,903	320,073
Total equity	893,774	926,165
TOTAL LIABILITIES AND EQUITY	$3,506,491	$2,130,061

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$(21,763)	$20,039	$(28,943)	$20,124
(Income) loss attributable to noncontrolling interest	(166)	—	(166)	632
Less income allocated to RSUs	—	(316)	—	(338)
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$(21,929)	$19,723	$(29,109)	$20,418
Denominator
Basic weighted-average shares outstanding	80,877	81,452	80,791	81,606
Effective of dilutive securities:
Stock options and restricted stock units	—	632	—	491
Diluted weighted-average shares outstanding	80,877	82,084	80,791	82,097

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Waco, Texas; Tallahassee, Florida; Cordillera; and Nexstar-Tribune television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Waco, Tallahassee, Cordillera and Nexstar-Tribune broadcast operations had occurred on January 1, 2018. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$184,899	$178,444	3.6%	$552,189	$550,898	0.2%
Political	5,497	56,694		9,137	82,112
Retransmission	109,381	107,990	1.3%	335,455	311,837	7.6%
Other	5,521	5,267	4.8%	16,440	16,059	2.4%
Total operating revenues	305,298	348,395	(12.4)%	913,221	960,906	(5.0)%
Segment costs and expenses:
Employee compensation and benefits	109,429	107,214	2.1%	326,321	323,281	0.9%
Programming	95,442	93,887	1.7%	273,882	258,405	6.0%
Other expenses	51,300	55,300	(7.2)%	154,331	162,036	(4.8)%
Total costs and expenses	256,171	256,401	(0.1)%	754,534	743,722	1.5%
Segment profit	$49,127	$91,994	(46.6)%	$158,687	$217,184	(26.9)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018

Local Media operating revenues, as reported	$252,392	$230,734	$692,494	$636,041
Waco/Tallahassee TV stations acquisition	—	6,190	—	18,432
Cordillera TV stations acquisition	—	47,700	47,952	124,663
Nexstar-Tribune stations acquisition	59,450	68,079	195,478	194,672
Other revenue adjustments (1)	(6,544)	(4,308)	(22,703)	(12,902)
Local Media adjusted combined operating revenues	$305,298	$348,395	$913,221	$960,906

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018

Local Media segment profit, as reported	$49,678	$67,416	$138,180	$152,403
Waco/Tallahassee TV stations acquisition	—	1,893	—	5,568
Cordillera TV stations acquisition	—	19,212	10,753	42,131
Nexstar-Tribune stations acquisition	5,993	7,781	32,457	29,984
Other revenue adjustments (1)	(6,544)	(4,308)	(22,703)	(12,902)
Local Media adjusted combined segment profit	$49,127	$91,994	$158,687	$217,184

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.